NON-EMPLOYEE DIRECTOR STOCK OPTION AGREEMENT


This Agreement, dated as of [DATE], implements the automatic grant of a nonqualified stock option pursuant to the terms and conditions of the Modis Professional Services, Inc. Non-Employee Director Stock Plan ("Plan") to [NAME] ("Optionee") upon his re-election to the Board of Directors ("Board") of Modis Professional Services, Inc. ("Modis"). Terms defined in the Plan shall have the same meaning herein as in the Plan. Accordingly, the Company and the Optionee agree as follows:

     1. Grant of Option and Purchase Price. The Company grants to the Optionee an Option to purchase Shares at a price of [$00.00] per share ("Option Price"). The Effective Date of Grant is [DATE].

     2. Expiration of the Option. This Option shall expire ("Expiration Date") on the earlier of (i) ten years after the Effective Date of Grant; (ii) immediately upon Optionee's ceasing to be a Director of the Company if that event occurs within one (1) year after Optionee's initial election or appointment to the Board, and if Optionee ceases to be a Director one year or more after Optionee's initial election or appointment to the Board, then this Option shall expire only as to Options which have not then vested and Optionee shall have three (3) years thereafter to exercise vested Options which shall expire on the expiration of that three (3) years; (iii) the date this Option is fully exercised; or (iv) the date mutually agreed to by the Committee and the Optionee.

     3. Exercise of Option. (a) Subject to any other conditions herein and in the Plan, this Option shall vest in accordance with the following schedule: thirty three and one-third percent (33-1/3%) of the Options granted herein shall vest on each of the first three (3) anniversaries of the Effective Date of Grant. The Optionee's vested percentage of the total grant hereunder shall be fixed as of the date the Optionee is no longer a Director of the Company, and shall not increase during the additional period, if any, during which this Option may be exercised under Section 2 hereof. Vested portions of this Option may be exercised at any time, in whole or in part, before the Expiration Date.
(b) This Option may be exercised by mailing or delivering to Modis Professional Services, Inc., Attention: Corporate Secretary, 1 Independent Drive, Jacksonville, Florida 32202-5060, (i) a written signed notice of such exercise which specifies the Effective Date of Grant of this Option and the number of Shares being purchase and (ii) payment for such Shares by check (which clears in due course) payable to Modis Professional Services, Inc. and/or by surrender of Shares previously owned by the Optionee valued at the Fair Market Value thereof on the date received by the Company. The Option shall be deemed exercised and the Shares purchased thereby shall be deemed issued as of the date such payment is received by the Company.

     4. Non-transferability of Option. This Option shall not be transferable by the Optionee other than by will or the laws of descent and the distribution and shall be exercisable during the Optionee's lifetime only by the Optionee.

     5. Death of Optionee. In the event of termination of the Director's term because of the Optionee's death, the Optionee's administrators, executors, or personal representatives may nonetheless exercise this Option at any time prior to the option expiration date set forth in paragraph 6 of Schedule A.

     6. Adjustment in Shares Subject to the Option. The Committee, in its sole and absolute discretion, may make appropriate adjustments in the number of shares subject to this Option or the Option Price in order to give effect to changes made in the number of outstanding Shares as a result of a merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split, or other relevant change. The Committee shall not be obligated to make any such adjustments and its determination shall be final and binding on all parties hereto.

     7. Rights as Shareholder or Employee. (a) This Option shall not entitle the Optionee to any rights as a shareholder of the Company with respect to any Shares subject to this Option until it his been exercised and any such Shares issued. (b) This Option does not confer upon the Optionee any right with respect to continuation of engagement as a Director of the Company, nor does it in any way interfere with or affect Optionee's right, the Company's right to shareholder's rights to termination of such engagement at any time.

     8. Entire Agreement. This Agreement, together with the provisions of the Plan (which are incorporated herein by reference), constitutes the entire Agreement between the Optionee and the Company with respect to the Option granted hereunder.

     9. Withholding. The Committee will make whatever arrangements the Company deems necessary or appropriate to comply with all applicable withholding requirements. The Committee and the Company shall have no obligation to deliver a certificate evidencing the Shares purchased upon exercise of the Option unless and until withholding arrangements satisfactory to the Company arc made. The Optionee's failure to comply with the required withholding arrangements shall result in forfeiture of any benefits hereunder.

     10. Applicable Law. The Plan and this Agreement shall be governed by the laws of the State of Florida.

MODIS PROFESSIONAL SERVICES, INC.



By:
      Derek E. Dewan
      Chairman, President & CEO




Optionee

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